As filed with the Securities and Exchange Commission on May 11, 2012
Registration No. 333 - 173659

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-1
On
FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CATASYS, INC.
(Exact name of registrant as specified in its charter)

Delaware	8090	88-0464853
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11150 Santa Monica Boulevard, Suite 1500
Los Angeles, California 90025
(310) 444-4300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Terren S. Peizer
Chief Executive Officer
c/o Catasys, Inc.
11150 Santa Monica Boulevard, Suite 1500
Los Angeles, California 90025
(310) 444-4300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kenneth R. Koch, Esq.
Mintz, Levin, Cohn, Ferris,
Glovsky and Popeo, P.C.
The Chrysler Center
666 Third Avenue
New York, NY 10017
(212) 935-3000 (telephone number)
(212) 983-3115 (facsimile number)

Approximate date of commencement of proposed sale to the public: promptly after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:     ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

 If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On April 21, 2011, Catasys, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1 (File No. 333-173659) (the “Registration Statement” or the “Form S-1”), which was amended by pre-effective amendments filed on July 22, 2011, September 9, 2011, September 23, 2011, October 11, 2011 and November 18, 2011 to register the offer and sale of 11,000,000 shares of common stock, par value $0.0001 per share, of the Company, and warrants to purchase 11,000,000 shares of common stock (the “Securities”) on a delayed or continuous basis through January 1, 2012. The Registration Statement was declared effective by the Commission on December 1, 2011. The Company sold an aggregate of 3,249,998 shares of its common stock and warrants to purchase 3,249,998 shares of its common stock pursuant to the Registration Statement.

This Post-Effective Amendment No. 1 to Form S-1 on Form S-3 (this “Post-Effective Amendment”) is being filed to (i) deregister certain securities, (ii) convert the Form S-1 into a registration statement on Form S-3, and (iii) register only the exercise of the warrants already issued consisting of 3,249,998 shares of common stock issuable upon exercise of the warrants. No further offering will be made pursuant to this Post-Effective Amendment. All filing fees payable in connection with the registration of these Securities were previously paid by the registrant in connection with the filing of the Form S-1.

Deregistration of Unsold Securities

In accordance with the undertaking contained in the Form S-1 pursuant to Item 512(a)(3) of Regulation S-K, the Company respectfully requests that the Commission remove from registration a total of 7,750,002 its shares of common stock and warrants to purchase 7,750,002 shares of its common stock (and the shares of common stock issuable upon exercise of such warrants) that remain unsold under the Form S-1. The Company is requesting the removal from registration of these Securities as its offering of the Securities terminated on January 1, 2012.

Accordingly, the Company hereby deregisters 7,750,002 shares of its common stock and warrants to purchase 7,750,002 shares of its common stock (and the shares of common stock issuable upon exercise of such warrants) registered pursuant to the Form S-1 and remaining unsold thereunder.

Registration of Common Stock Upon Exercise of Warrants

This Post-Effective Amendment also contains an updated prospectus relating to an aggregate of 3,249,998 shares of common stock issuable upon the exercise of the warrants previously issued to investors in connection with the offering of the Securities which closed on December 27, 2011 pursuant to a Securities Purchase Agreement, dated December 20, 2011, by and between the Company and the purchasers named therein.  This Post-Effective Amendment is being filed in compliance with Section 10(a)(3) of the Securities Act of 1933, as amended.

Subject to Completion, Dated, May 11, 2012

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
Up to 3,249,998 Shares of Common Stock Issuable Upon Exercise of Warrants

This prospectus relates to the issuance of up to 3,249,998 shares of our common stock, par value $0.0001 per share, upon the exercise of outstanding warrants, at an exercise price of $0.30 per share, that were issued by us as part of an offering that closed on December 27, 2011.

Our common stock is traded on the OTC Bulletin Board under the symbol “CATS.OB”.  On May 10, 2012, the last reported sales price for our common stock was $0.22 per share.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 4 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

The shares may be sold or otherwise disposed of from time to time. We may receive proceeds in connection with the exercise of the warrants.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________, 2012.

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities described in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the Commission and incorporated by reference herein, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

 PROSPECTUS SUMMARY

This summary may not contain all of the information that may be important to you. You should read the entire prospectus, including the financial data and related notes, and the risk factors under the section entitled “Risk Factors.”

Our Company

As used herein, “we,” “us,” “our” or the “Company” refers to Catasys, Inc.

We are a healthcare services management company, providing specialized behavioral health management services for substance abuse to health plans, employers and unions through a network of licensed healthcare providers and its employees.  The Catasys substance dependence program (OnTrak) was designed to address substance dependence as a chronic disease. The program seeks to lower costs and improve member health through the delivery of integrated medical and psychosocial interventions combining elements of traditional disease management and on-going “care coaching”, including our proprietary PROMETA® Treatment Program for alcoholism and stimulant dependence.  The PROMETA Treatment Program, which integrates behavioral, nutritional and medical components, is also available on a private-pay basis through licensed treatment providers and a company managed treatment center that offers the PROMETA Treatment Program, as well as other treatments for substance dependencies.

Substance Dependence

Scientific research indicates that not only can drugs interfere with normal brain functioning, but they can also have long-lasting effects that persist even after the drug is no longer being used. Data indicates that at some point changes may occur in the brain that can turn drug and alcohol abuse into substance dependence—a chronic, relapsing and sometimes fatal disease. Those dependent on drugs may suffer from compulsive drug craving and usage and be unable to stop drug use or remain drug abstinent without effective treatment. Professional medical treatment may be necessary to end this physiologically-based compulsive behavior. We believe that addressing the physiological basis of substance dependence as part of an integrated treatment program will improve clinical outcomes and reduce the cost of treating dependence.

Substance dependence is a worldwide problem with prevalence rates continuing to rise despite the efforts by national and local health authorities to curtail its growth. Substance dependence disorders affect many people and have wide-ranging social consequences. In 2008, an estimated 22.2 million Americans aged 12 and older were classified with substance dependence or abuse, of which only 2.3 million received treatment at a specialty substance abuse facility, according to the National Survey on Drug Use and Health published by the Substance Abuse and Mental Health Services Administration (SAMHSA), an agency of the U.S. Department of Health and Human Services.

Pharmacological options for alcohol dependence exist and a number of pharmaceutical companies have introduced or announced drugs to treat alcohol dependence. These drugs may require chronic or long-term administration. In addition, several of these drugs are generally not used until the patient has already achieved abstinence, are generally administered on a chronic or long-term continuing basis, and do not represent an integrated treatment approach to addiction. We believe the PROMETA Treatment Program can be used at various stages of recovery, including initiation of abstinence and during early recovery, and can also complement other existing treatments. As such, our treatment programs offer a potentially valuable alternative or addition to traditional treatment methods. We also believe the best results can be achieved in programs such as our Catasys offering that integrates psychosocial and medical treatment modalities and provide longer term support.

 Our Market

The true impact of substance dependence is often under-identified by organizations that provide healthcare benefits. The reality is that substance dependent individuals:

●	Are prevalent in any organization;
●	Cost health plans and employers a disproportionate amount of money;
●	Have higher rates of absenteeism and lower rates of productivity; and
●	Have co-morbid medical conditions incur increased costs for the treatment of these conditions compared to a non-substance dependent population.

When considering substance dependence-related costs, many organizations only look at direct treatment costs–usually behavioral claims.  The reality is that substance dependent individuals generally have overall poorer health and lower compliance, which leads to more expensive treatment for related, and even seemingly unrelated, co-occurring medical conditions. In fact, of total healthcare claims costs associated with substance dependence populations, the vast majority are medical claims and not behavioral treatment costs.

As of December 31, 2008 there were over 191 million lives in the United States covered by various managed care programs including Preferred Provider Organizations (PPOs), Health Maintenance Organizations (HMOs), self-insured employers and managed Medicare/Medicaid programs.  Each year, based on our analysis, approximately 1.9% of commercial plan members will have a substance dependence diagnosis, and that figure may be lesser or greater for specific payors depending on the health plan demographics and location.  A smaller, high-cost subset of this population drives the majority of the claims costs for the overall substance dependent population.  For commercial members with substance dependence and a total annual claims cost of at least $7,500, the average annual per member claims cost is $25,500, compared to an average of $3,250 for a commercial non-substance dependent member, according to our research.

Our Solution: OnTrak and the PROMETA Treatment Program

Under our OnTrak solution for managed care, we work with health plans and employers to customize our program to meet a plan’s structural needs and pricing—either a case rate per patient or a per-enrolled member, per-month fee.  Our substance dependence program is designed for increased enrollment, longer retention and better health outcomes so we can help payors improve member care and achieve lower costs, and in addition help employers and organized labor reduce medical costs, absenteeism and job-related injuries in the workplace, thereby improving productivity.

OnTrak™

Our OnTrak integrated substance dependence solution combines innovative medical and psychosocial treatments with elements of population health management and ongoing member support to help organizations treat and manage substance dependent populations, and is designed to lower the overall costs of members diagnosed with substance dependence. We believe the benefits of Catasys include improved clinical outcomes and decreased costs for the payor, and improved quality of life and productivity for the member.

We believe OnTrak is the only program of its kind dedicated exclusively to substance dependence. The OnTrak substance dependence program was developed by addiction experts with years of clinical experience in the substance dependence field. This experience has helped to form key areas of expertise that sets Catasys apart from other solutions, including member engagement, working directly with the member treatment team and a more fully integrated treatment offering.

Our OnTrak integrated substance dependence program includes the following components:  Member identification, enrollment/referral, provider network, outpatient medical treatment, outpatient psychosocial treatment, care coaching, monitoring and reporting, and our proprietary web based clinical information platform (OnTrak).

PROMETA® Treatment Program

Our PROMETA Treatment Program is an integrated, physician-based outpatient addiction treatment program that combines three components–medical treatment, nutritional support and psychosocial therapy–all critical in helping people address addiction to alcohol and stimulants (e.g. cocaine and methamphetamine). The program is designed to help relieve cravings, restore nutritional balance and initiate counseling.

Historically, the disease of addiction has been treated primarily through behavioral intervention, with fairly high relapse rates. We believe the PROMETA Treatment Program offers an advantage to traditional alternatives because it provides a treatment methodology that is discreet and only mildly sedating, and can be initiated in only three days, with a two-day follow-up treatment three weeks later. The initiation of treatment under PROMETA involves the oral and intravenous administration of pharmaceuticals in a medically directed and supervised setting. The medications used in the PROMETA Treatment Program have been approved by the Food and Drug Administration (FDA) for uses other than treatment of substance dependence. Treatment generally takes place on an outpatient basis at a properly equipped outpatient setting or clinic, or at a hospital or other in-patient facility, by physicians and healthcare providers who have licensed the rights to use our PROMETA Treatment Program. Following the initial treatment, our treatment program provides that patients receive one month of prescription medication, nutritional supplements, nutritional guidelines designed to assist in recovery, and individualized psychosocial or other recovery-oriented therapy chosen by the patient in conjunction with their treatment provider. The PROMETA Treatment Program provides for a second, two-day administration at the facility, which takes place about three weeks after initiation of treatment. The medical treatment is followed by continuing care, such as individual or group counseling, as a key part of recovery.

Our Strategy

Our business strategy is to provide a quality integrated medical and behavioral program to help organizations treat and manage substance dependent populations to impact total healthcare costs associated with members with a substance dependence diagnosis. We intend to grow our business through increased adoption of our OnTrak integrated substance dependence solutions by managed care health plans, employers, unions and other third-party payors.

Key elements of our business strategy include:

●	Demonstrating the potential for improved clinical outcomes and reduced cost associated with using our Catasys programs with key managed care and other third-party payors;
●	Educating third-party payors on the disproportionately high cost of their substance dependent population;
●	Providing our Catasys integrated substance dependence solutions to third-party payors for reimbursement on a case rate or monthly fee; and
●	Generating outcomes data from our OnTrak program to demonstrate cost reductions and utilization of this outcomes data to facilitate broader adoption.

As an early entrant into offering integrated medical and behavioral programs for substance dependence, Catasys will be well positioned to address increasing market demand.  Our Catasys program will help fill the gap that exists today: a lack of programs that focus on smaller populations with disproportionately higher costs and that improve patient care while controlling overall treatment costs.

Corporate Information

We are incorporated under the laws of the State of Delaware.  Our principal executive offices are located at 11150 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025, and our telephone number is (310) 444-4300. We maintain an Internet website at http://www.catasyshealth.com.

THE OFFERING

Securities offered	Up to 3,249,998 shares of common stock issuable upon exercise of the warrants
Common stock outstanding as of May 10, 2012	55,641,445 shares
Common stock to be outstanding after the exercise of all warrants for the share covered by this prospectus	58,891,443 shares
Use of proceeds
We may receive up to a total of approximately $778,000 in proceeds. However, as we are unable to predict the timing or amount of potential warrant exercises, we have not allocated any proceeds of such exercises to any particular purpose. Accordingly, all such proceeds are allocated to working capital. It is possible that the warrants may expire and may never be exercised.

Risk factors	The shares of common stock offered hereby involve a high degree of risk. See the section below entitled, “Risk Factors.”
Dividend policy
As of May 10, 2012, we intend to retain any future earnings to fund the development and growth of our business. Therefore, as of May 10, 2012, we do not anticipate paying cash dividends on our common stock.

Trading Symbol	As of May 10, 2012, our common stock trades on the OTC Bulletin Board under the symbol “CATS.OB.”

Unless otherwise indicated, all information in this prospectus, including the share numbers above does not give effect to:

● the 124,919 shares of common stock reserved for future issuance under our equity incentive plans; and

● the 46,534,779 shares of common stock issuable upon exercise of outstanding warrants.

RISK FACTORS

You should carefully consider and evaluate all of the information in this report, including the risk factors listed below. Risks and uncertainties in addition to those we describe below, that may not be presently known to us, or that we believe are immaterial, may also harm our business and operations. If any of these risks occurs, our business, results of operations and financial condition could be harmed, the price of our common stock could decline, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements contained in this report.

Risks related to our business

We have a limited operating history, expect to continue to incur substantial operating losses and may be unable to obtain additional financing, causing our independent auditors to express substantial doubt about our ability to continue as a going concern.

We have been unprofitable since our inception in 2003 and expect to incur substantial additional operating losses and negative cash flow from operations for at least the next twelve months.  As of December 31, 2011, these conditions raised substantial doubt as to our ability to continue as a going concern. At December 31, 2011, cash and cash equivalents amounted to approximately $771,000. During the twelve-months ended December 31, 2011, our cash and cash equivalents used in operating activities amounted to $6.8 million. Although we have recently taken actions to decrease expenses, increase revenues, and obtain additional financing, there can be no assurance that we will be successful in our efforts. We may not be successful in raising necessary funds on acceptable terms or at all, and we may not be able to offset this by sufficient reductions in expenses and increases in revenue. If this occurs, we may be unable to meet our cash obligations as they become due and we may be required to further delay or reduce operating expenses and curtail our operations, which would have a material adverse effect on us.

We may fail to successfully manage and grow our business, which could adversely affect our results of operations, financial condition and business.

Continued expansion could put significant strain on our management, operational and financial resources. The need to comply with the rules and regulations of the Commission will continue to place significant demands on our financial and accounting staff, financial, accounting and information systems, and our internal controls and procedures, any of which may not be adequate to support our anticipated growth. We may not be able to effectively hire, train, retain, motivate and manage required personnel. Our failure to manage growth effectively could limit our ability to satisfy our reporting obligations, or achieve our marketing, commercialization and financial goals.  Recent actions to reduce costs and streamline our operations could place further demands on our personnel, which could hinder our ability to effectively execute on our business strategies.

We will need additional funding, and we cannot guarantee that we will find adequate sources of capital in the future.

We have incurred negative cash flows from operations since inception and have expended, and expect to continue to expend, substantial funds to grow our business. As of May 10, 2012, we estimate that our existing cash, cash equivalents and marketable securities will be sufficient to fund our operating expenses and capital requirements into September 2012. Actual cash fees collected and expenses incurred may significantly impact this estimate.  We will require additional funds before we achieve positive cash flows and we may never become cash flow positive.

If we raise additional funds by issuing equity securities, such financing will result in further dilution to our stockholders. Any equity securities issued also may provide for rights, preferences or privileges senior to those of holders of our common stock. If we raise additional funds by issuing additional debt securities, these debt securities would have rights, preferences and privileges senior to those of holders of our common stock, and the terms of the debt securities issued could impose significant restrictions on our operations. If we raise additional funds through collaborations and licensing arrangements, we might be required to relinquish significant rights to our technology or products, or to grant licenses on terms that are not favorable to us.

We do not know whether additional financing will be available on commercially acceptable terms, or at all. If adequate funds are not available or are not available on commercially acceptable terms, we may need to continue to downsize, curtail program development efforts or halt our operations altogether.

Our treatment programs may not be as effective as we believe them to be, which could limit our revenue growth.

Our belief in the efficacy of our OnTrak solution and PROMETA Treatment Program is based on a limited number of studies and commercial pilots that have been conducted to date and our initial experience with a relatively small number of patients. Such results may not be statistically significant, have not been subjected to close scientific scrutiny, and may not be indicative of the long-term future performance and safety of treatment with our programs.  Future controlled scientific studies may yield results that are unfavorable or demonstrate that treatment with our programs is not clinically effective or safe. If the initially indicated results cannot be successfully replicated or maintained over time, utilization of our programs could decline substantially. Our success is dependent on our ability to enroll third-party payor members in our OnTrak programs. Large scale outreach and enrollment efforts have not been conducted and we may not be able to achieve the anticipated enrollment rates.

Our OnTrak Program or PROMETA Treatment Program may not become widely accepted, which could limit our growth.

Further marketplace acceptance of our treatment programs may largely depend upon healthcare providers’ and third-party payors’ interpretation of our limited data, the results of studies, pilots and programs, including financial and clinical outcome data from our OnTrak Programs, or upon reviews and reports that may be given by independent researchers or other clinicians. In the event such research does not establish our treatment programs to be safe and effective, it is unlikely we will be able to achieve widespread market acceptance.

In addition, our ability to achieve further marketplace acceptance for our Catasys Program may be dependent on our ability to contract with a sufficient number of third party payors to and demonstrate financial and clinical outcomes from those agreements. If we are unable to secure sufficient contracts to achieve recognition of acceptance of our OnTrak program or if our program does not demonstrate the expected level of clinical improvement and cost savings it is unlikely we will be able to achieve widespread market acceptance.

Disappointing results for our PROMETA Treatment Program or Catasys Program, or failure to attain our publicly disclosed milestones, could adversely affect market acceptance and have a material adverse effect on our stock price.

There are several studies that have been completed that are evaluating our PROMETA Program.  Some results have been published and we expect results to become available and/or published over time.  Disappointing results, later-than-expected press release announcements or termination of evaluations, pilot programs or commercial OnTrak programs could have a material adverse effect on the commercial acceptance of our programs, our stock price and on our results of operations.  In addition, announcements regarding results, or anticipation of results, may increase volatility in our stock price.  In addition to numerous upcoming milestones, from time to time we provide financial guidance and other forecasts to the market.  While we believe that the assumptions underlying projections and forecasts we make publicly available are reasonable, projections and forecasts are inherently subject to numerous risks and uncertainties.  Any failure to achieve milestones, or to do so in a timely manner, or to achieve publicly announced guidance and forecasts, could have a material adverse effect on our results of operations and the price of our common stock.

Our industry is highly competitive, and we may not be able to compete successfully.

The healthcare business, in general, and the substance dependence treatment business in particular, are highly competitive. We compete with many types of substance dependence treatment methods, treatment facilities and other service providers, many of whom are more established and better funded than we are. Many of these other treatment methods and facilities are well established in the same markets we target, have substantial sales volume, and are provided and marketed by companies with much greater financial resources, facilities, organization, reputation and experience than we have. The historical focus on the use of psychological or behavioral therapies, as opposed to medical or physiological treatments for substance dependence, may create further resistance to penetrating the substance dependence treatment market.

There are a number of companies developing or marketing medications for reducing craving in the treatment of alcoholism, including:

●
the addiction medication naltrexone, an opiate receptor antagonist, is marketed by a number of generic pharmaceutical companies as well as under the trade names ReVia®  and Depade® , for treatment of alcohol dependence;

●
VIVITROL®, an extended release formulation of naltrexone manufactured by Alkermes, administered via monthly injections for the treatment of alcohol dependence in patients who are able to abstain from drinking in an outpatient setting, and are not actively drinking prior to treatment initiation. Alkermes reported that in clinical trials, when used in combination with psychosocial support, VIVITROL was shown to reduce the number of drinking days and heavy drinking days and to prolong abstinence in patients who abstained from alcohol the week prior to starting treatment;

●
Campral® Delayed-Release Tablets (acamprosate calcium), an NMDA receptor antagonist taken two to three times per day on a chronic or long-term basis and marketed by Forest Laboratories.  Clinical studies supported the effectiveness in the maintenance of abstinence for alcohol-dependent patients who had undergone inpatient detoxification and were already abstinent from alcohol; and

●
Tropiramate (Topamax®), a drug manufactured by Ortho-McNeill Jannssen, which is approved for the treatment of seizures. A multi-site clinical trial reported in October 2007 found that tropiramate significantly reduced heavy drinking days in alcohol-dependent individuals.

Our competitors may develop and introduce new processes and products that are equal or superior to our programs in treating alcohol and substance dependencies. Accordingly, we may be adversely affected by any new processes and technology developed by our competitors.

There are approximately 13,500 facilities reporting to the Substance Abuse and Mental Health Services Administration that provide substance abuse treatment on an inpatient or outpatient basis. Well known examples of residential treatment programs include the Betty Ford Center®, Caron Foundation®, Hazelden® and Sierra Tucson®. In addition, individual physicians may provide substance dependence treatment in the course of their practices.  While we believe our products and services are unique, we operate in highly competitive markets. We compete with other healthcare management service organizations and disease management companies, including MBHOs, HMOs, PPOs, third-party administrators and other specialty healthcare and managed care companies. Most of our competitors are significantly larger and have greater financial, marketing and other resources than us.  We believe that our ability to offer customers a comprehensive and integrated substance dependence solution, including the utilization of innovative medical and psychosocial treatments, and our unique technology platform will enable us to compete effectively.  However, there can be no assurance that we will not encounter more effective competition in the future, which would limit our ability to maintain or increase our business.

We depend on key personnel, the loss of which could impact the ability to manage our business.

Our future success depends on the performance of our senior management and operating personnel.

The loss of the services of any key member of management and operating personnel could have a material adverse effect on our ability to manage our business.

We and our Chief Executive Officer are a party to litigation, which, if determined adversely to us, could adversely affect our cash flow and financial results.

We and our Chief Executive Officer are party to a litigation in which the plaintiffs assert causes of action for conversion, a request for an order to set aside fraudulent conveyance and breach of contract. While we believe the plaintiffs’ claims are without merit and we intend to vigorously defend the case, there can be no assurance that the litigation will be resolved in our favor. If this case is decided against us or our Chief Executive Officer, it may cause us to pay substantial damages, and other related fees. Regardless of whether this litigation is resolved in our favor, any lawsuit to which we are a party will likely be expensive and time consuming to defend or resolve. This could also divert management’s time and attention away from business operations, which could harm our business. Costs of defense and any damages resulting from litigation, a ruling against us or a settlement of the litigation could adversely affect our cash flows and financial results. Please see “Legal Proceedings” for more information.

We may be subject to future litigation, which could result in substantial liabilities that may exceed our insurance coverage.

All significant medical treatments and procedures, including treatment utilizing our programs, involve the risk of serious injury or death. Even under proper medical supervision, withdrawal from alcohol may cause severe physical reactions. While we have not been the subject of any such claims, our business entails an inherent risk of claims for personal injuries and substantial damage awards. We cannot control whether individual physicians will apply the appropriate standard of care, or conform to our treatment programs in determining how to treat their patients. While our agreements typically require physicians to indemnify us for their negligence, there can be no assurance they will be willing and financially able to do so if claims are made. In addition, our license agreements require us to indemnify physicians, hospitals or their affiliates for losses resulting from our negligence.

As of May 10, 2012, we have insurance coverage for personal injury claims, directors’ and officers’ liability insurance coverage, and errors and omissions insurance. We may not be able to maintain adequate liability insurance at acceptable costs or on favorable terms. We expect that liability insurance will be more difficult to obtain and that premiums will increase over time and as the volume of patients treated with our programs increases. In the event of litigation, we may sustain significant damages or settlement expense (regardless of a claim's merit), litigation expense and significant harm to our reputation.

If third-party payors fail to provide coverage and adequate payment rates for our programs, our revenue and prospects for profitability will be harmed.

Our future revenue growth will depend in part upon our ability to contract with third-party payors, such as self-insured employers, insurance plans, and unions for our OnTrak program. To date, we have not received a significant amount of revenue from our OnTrak substance dependence programs from managed care organizations and other third-party payors, and acceptance of our OnTrak substance dependence programs is critical to the future prospects of our business. In addition, third-party payors are increasingly attempting to contain healthcare costs, and may not cover or provide adequate payment for treatment using our programs. Adequate third-party reimbursement might not be available to enable us to realize an appropriate return on investment in research and product development, and the lack of such reimbursement could have a material adverse effect on our operations and could adversely affect our revenues and earnings.

We may not be able to achieve promised savings for our OnTrak contracts, which could result in pricing levels insufficient to cover our costs or ensure profitability.

We anticipate that many or all of our OnTrak contracts will be based upon anticipated or guaranteed levels of savings for our customers and achieving other operational metrics resulting in incentive fees based on savings.  If we are unable to meet or exceed promised savings or achieve agreed upon operational metrics, or favorably resolve contract billing and interpretation issues with our customers, we may be required to refund from the amount of fees paid to us any difference between savings that were guaranteed and the savings, if any, which were actually achieved; or we may fail to earn incentive fees based on savings. Accordingly, during or at the end of the contract terms, we may be required to refund some or all of the fees paid for our services.  This exposes us to significant risk that contracts negotiated and entered into may ultimately be unprofitable. In addition, managed care operations are at risk for costs incurred to provide agreed upon services under our program. Therefore, failure to anticipate or control costs could have materially adverse effects on our business.

Our ability to utilize net operating loss carryforwards may be limited.

As of December 31, 2011, we had net operating loss carryforwards (NOLs) of approximately $160 million for federal income tax purposes that will begin to expire in 2023. These NOLs may be used to offset future taxable income, to the extent we generate any taxable income, and thereby reduce or eliminate our future federal income taxes otherwise payable. Section 382 of the Internal Revenue Code imposes limitations on a corporation's ability to utilize NOLs if it experiences an ownership change as defined in Section 382.  In general terms, an ownership change may result from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50 percent over a three-year period. In the event that an ownership change has occurred, or were to occur, utilization of our NOLs would be subject to an annual limitation under Section 382 determined by multiplying the value of our stock at the time of the ownership change by the applicable long-term tax-exempt rate as defined in the Internal Revenue Code. Any unused annual limitation may be carried over to later years.  We may be found to have experienced an ownership change under Section 382 as a result of events in the past or the issuance of shares of common stock upon a conversion of notes, or a combination thereof.  If so, the use of our NOLs, or a portion thereof, against our future taxable income may be subject to an annual limitation under Section 382, which may result in expiration of a portion of our NOLs before utilization.

Risks related to our intellectual property

We may not be able to adequately protect the proprietary PROMETA Treatment Program which is important to our business.

We consider the protection of our proprietary PROMETA Treatment Program to be important to our business prospects. We obtained the rights to some of our most significant PROMETA technologies through an agreement that is subject to a number of conditions and restrictions, and a breach or termination of that agreement or the bankruptcy of any party to that agreement could significantly impact our ability to use and develop our technologies.  We have four issued U.S. patents, one relating to the treatment of cocaine dependency with our PROMETA Treatment Program, one relating to our PROMETA Treatment Program for the treatment of certain symptoms associated with alcohol dependency, one related to the treatment of methamphetamine dependency with our PROMETA Treatment Program, and one related to the treatment of anxiety disorder with our PROMETA Treatment Program. The patent applications we have licensed or filed may not issue as patents, and any issued patents may be too narrow in scope to provide us with a competitive advantage. Our patent position is uncertain and includes complex factual and legal issues, including the existence of prior art that may preclude or limit the scope of patent protection. Issued patents will generally expire twenty years after the effective filing date, taking into account any applicable term extensions that have been granted.   Three of our issued U.S. patents will expire in 2023 and the fourth in 2028. Further, our patents and pending applications for patents and other intellectual property have been pledged as collateral to secure our obligations to pay certain debts, and our default with respect to those obligations could result in the transfer of our patents, trademarks, copyrights, domain names, and other intellectual property to our creditor.  In the event of such a transfer, we may be unable to continue to operate our business.

Patent examiners may reject our patent applications and thereby prevent us from receiving more patents.  Competitors, licensees and others may challenge our patents and, if successful, our patents may be denied, subjected to reexamination, rendered unenforceable, or invalidated. The cost of litigation to uphold the validity of patents, and to protect and prevent infringement can be substantial. We may not be able to adequately protect the aspects of our treatment programs that are not patented or have only limited patent protection. Furthermore, competitors and others may independently develop similar or more advanced treatment programs and technologies, may design around aspects of our technology, or may discover or duplicate our trade secrets and proprietary methods.

To the extent we utilize processes and technology that constitute trade secrets under applicable laws, we must implement appropriate levels of security to ensure protection of such laws, which we may not do effectively. Policing compliance with our confidentiality agreements and unauthorized use of our technology is difficult. In addition, the laws of many foreign countries do not protect proprietary rights as fully as the laws of the United States. The loss of any of our trade secrets or proprietary rights which may be protected under the foregoing intellectual property safeguards may result in the loss of our competitive advantage over present and potential competitors. Our intellectual property may not prove to be an effective barrier to competition, in which case our business could be materially adversely affected.

Our pending patent applications disclose and claim various approaches to the use of the PROMETA Treatment Program.  There is no assurance that we will receive one or more patents from these pending applications, or that, even if we receive one or more patents, the patent claims will be sufficiently broad to create patent infringement liability for competitors using treatment programs similar to the PROMETA Treatment Program.

Confidentiality agreements with employees, licensees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

In order to protect our proprietary technology and processes, we rely in part on confidentiality provisions in our agreements with employees, licensees, treating physicians, and others. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position. We have had several instances in which it was necessary to send a formal demand to cease and desist using our programs to treat patients due to breach of confidentiality provisions in our agreements, and in one instance have had to file suit to enforce these provisions.

We may be subject to claims that we infringe the intellectual property rights of others, and unfavorable outcomes could harm our business.

Our future operations may be subject to claims, and potential litigation, arising from our alleged infringement of patents, trade secrets, trademarks or copyrights owned by other third parties. Within the healthcare, drug and bio-technology industry, many companies actively pursue infringement claims and litigation, which makes the entry of competitive products more difficult. We may experience claims or litigation initiated by existing, better-funded competitors and by other third parties. Court-ordered injunctions may prevent us from continuing to market existing products or from bringing new products to market and the outcome of litigation and any resulting loss of revenues and expenses of litigation may substantially affect our ability to meet our expenses and continue operations.

Risks related to our industry

The recently enacted healthcare reforms pose risks and uncertainties that may have a material adverse affect on our business.

There may be risks and uncertainties arising from the recently enacted healthcare reform and the implementing regulations that will be issued in the future. If we fail to comply with these laws or are unable to deal with these risks and uncertainties in an effective manner, our financial condition and results of operations could be adversely affected.

Our policies and procedures may not fully comply with complex and increasing regulation by state and federal authorities, which could negatively impact our business operations.

Our PROMETA Treatment Program is not subject to approval by the Food and Drug Administration (FDA), and while the drugs incorporated in the PROMETA Treatment Program have been approved for other indications, they are not FDA approved for the treatment of alcohol or substance dependency. We have not sought, and do not intend to seek, FDA approval for the drugs as they are used in the PROMETA Treatment Program.  It is possible that in the future the FDA could require us to seek FDA approval for the drugs as they are used in the PROMETA Treatment Program.

The healthcare industry is highly regulated and continues to undergo significant changes as third-party payors, such as Medicare and Medicaid, traditional indemnity insurers, managed care organizations and other private payors, increase efforts to control cost, utilization and delivery of healthcare services. Healthcare companies are subject to extensive and complex federal, state and local laws, regulations and judicial decisions. The U.S. Congress and state legislatures are considering legislation that could limit funding for the services furnished by our licensees.  In addition, the FDA regulates development, testing, labeling, manufacturing, marketing, promotion, distribution, record-keeping and reporting requirements for prescription drugs, medical devices and biologics. Other regulatory requirements apply to dietary supplements, including vitamins. Compliance with laws and regulations enforced by the FDA or other government agencies that have broad discretion in applying such laws and regulations may be required for our programs or other medical programs or services developed or used by us. Many healthcare laws and regulations applicable to our business are complex, applied broadly and subject to interpretation by courts and government agencies. Regulatory, political and legal action and pricing pressures could prevent us from marketing some or all of our products and services for a period of time or permanently. Our failure, or the failure of our licensees, to comply with applicable healthcare laws and regulations may result in the imposition of civil or criminal sanctions that we cannot afford, or require redesign or withdrawal of our programs from the market.

We or our healthcare professionals may be subject to regulatory, enforcement and investigative proceedings, which could adversely affect our financial condition or operations.

We or one or more of our healthcare professionals could become the subject of regulatory, enforcement, or other investigations or proceedings, and our relationships, business structure, and interpretations of applicable laws and regulations may be challenged. The defense of any such challenge could result in substantial cost and a diversion of management’s time and attention. In addition, any such challenge could require significant changes to how we conduct our business and could have a material adverse effect on our business, regardless of whether the challenge ultimately is successful. If determination is made that we or one or more of our healthcare professionals has failed to comply with any applicable laws or regulations, our business, financial condition and results of operations could be adversely affected.

The promotion of our treatment programs may be found to violate federal law concerning off-label uses of prescription drugs, which could prevent us from marketing our programs.

The Food, Drug, and Cosmetic (FDC) Act, requires that a prescription drug be approved by the FDA for a specific indication before the product can be distributed in interstate commerce.  Although the FDC Act does not prohibit a doctor’s use of a drug for another indication (this is referred to as off-label use), it does prohibit the promotion of a drug product for an unapproved use. The FDA also permits the non-promotional discussion of information related to off-label use in the context of scientific or medical communications. Our treatment programs include the use of prescription drugs that have been approved by the FDA, but not for the treatment of chemical dependence and drug addiction, which is how the drugs are used in our programs. Although we carefully structure our communications in a way that is intended to comply with the FDC Act and FDA regulations, it is possible that our actions could be found to violate the prohibition on off-label promotion of drugs. In addition, the FDC Act imposes limits on the types of claims that may be made for a dietary supplement, and the promotion of a dietary supplement beyond such claims may also be seen as the unlawful promotion of a drug product for an unapproved use. Because our treatment programs also include the use of nutritional supplements, it is possible that claims made for those products could also put us at risk of FDA enforcement for making unlawful claims.

Violations of the FDC Act or FDA regulations can result in a range of sanctions, including administrative actions by the FDA (such as issuance of a Warning Letter), seizure of product, issuance of an injunction prohibiting future violations, and imposition of criminal or civil penalties. A successful enforcement action could prevent promotion of our treatment programs and we may be unable to continue operating under our current business model. Even if we defeat an enforcement action, the expenses associated with doing so, as well as the negative publicity concerning the “off-label” use of drugs in our treatment programs, could adversely affect our business and results of operation.

Treatment using our programs may be found to require FDA or other review or approval, which could delay or prevent the study or use of our treatment programs.

 Certain third parties have engaged in the use of our treatment program and the collection of outcomes data in ways that may be considered to constitute a clinical trial, and that may be subject to FDA or other regulations and require the approval of one or more institutional review boards (“IRBs`”) and oversight.  In addition, it is possible that use of our treatment program by individual physicians in treating their patients may be found to constitute a clinical trial or investigation that requires IRB review or submission of an IND or is otherwise subject to regulation by FDA.  The FDA has authority to inspect clinical investigation sites and IRBs, and to take action with regard to any violations.  Violations of FDA or other regulations regarding clinical trials can result in a range of enforcement actions, including suspension of the trial, and criminal prosecution.  Individual hospitals and physicians may also submit their use of our treatment programs to their IRBs, which may prohibit or place restrictions on it.  Regulatory enforcement actions or IRB restrictions could adversely affect our business and the ability of our customers to use our treatment programs.

The FDA has recently increased enforcement efforts regarding clinical trials, and we cannot assure you that the activities of our customers or others using our treatment programs will not come under scrutiny.

Failure to comply with FTC or similar state laws could result in sanctions or limit the claims we can make.

Our promotional activities and materials, including advertising to consumers and professionals, and materials provided to licensees for their use in promoting our treatment programs, are regulated by the Federal Trade Commission (FTC) under the FTC Act, which prohibits unfair and deceptive acts and practices, including claims which are false, misleading or inadequately substantiated. The FTC typically requires competent and reliable scientific tests or studies to substantiate express or implied claims that a product or service is safe or effective. If the FTC were to interpret our promotional materials as making express or implied claims that our treatment programs are safe or effective for the treatment of alcohol, cocaine or methamphetamine addiction, or any other claims, it may find that we do not have adequate substantiation for such claims. Allegations of a failure to comply with the FTC Act or similar laws enforced by state attorneys general and other state and local officials could result in administrative or judicial orders limiting or eliminating the claims we can make about our treatment programs, and other sanctions including substantial financial penalties.

Our business practices may be found to constitute illegal fee-splitting or corporate practice of medicine, which may lead to penalties and adversely affect our business.

Many states, including California where our principal executive offices and our managed treatment center is located, have laws that prohibit business corporations, such as us, from practicing medicine, exercising control over medical judgments or decisions of physicians or other health care professionals (such as nurses or nurse practitioners), or engaging in certain business arrangements with physicians or other health care professionals, such as employment of physicians and other health care professionals or fee-splitting. The state laws and regulations and administrative and judicial decisions that enumerate the specific corporate practice and fee-splitting rules vary considerably from state to state and are enforced by both the courts and government agencies, each with broad discretion.  Courts, government agencies or other parties, including physicians, may assert that we are engaged in the unlawful corporate practice of medicine, fee-splitting, or payment for referrals by providing administrative and other services in connection with our treatment programs, by consolidating the revenues of the physician practices we manage, by licensing our technology for a license fee (which could be characterized as a portion of the patient fees), or by subleasing space and providing turn-key business management to affiliated medical groups in exchange for management and licensing fees.  As a result of such allegations, we could be subject to civil and criminal penalties, our contracts could be found invalid and unenforceable, in whole or in part, or we could be required to restructure our contractual arrangements. If so, we may be unable to restructure our contractual arrangements on favorable terms, which would adversely affect our business and operations.

Our business practices may be found to violate anti-kickback, physician self-referral or false claims laws, which may lead to penalties and adversely affect our business.

The healthcare industry is subject to extensive federal and state regulation with respect to kickbacks, physician self-referral arrangements, false claims and other fraud and abuse issues.

 The federal anti-kickback law (the “Anti-Kickback Law”) prohibits, among other things, knowingly and willfully offering, paying, soliciting, receiving, or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing, arranging for, or recommending of an item or service that is reimbursable, in whole or in part, by a federal health care program.  “Remuneration” is broadly defined to include anything of value, such as, for example, cash payments; gifts or gift certificates; discounts; or the furnishing of services, supplies, or equipment.  The Anti-Kickback Law is broad, and it prohibits many arrangements and practices that are lawful in businesses outside of the health care industry.

Recognizing the breadth of the Anti-Kickback Law and the fact that it may technically prohibit many innocuous or beneficial arrangements within the health care industry, the OIG has issued a series of regulations, known as the “safe harbors.”  Compliance with all requirements of a safe harbor immunizes the parties to the business arrangement from prosecution under the Anti-Kickback Law.  The failure of a business arrangement to fit within a safe harbor does not necessarily mean that the arrangement is illegal or that the OIG will pursue prosecution.  Still, in the absence of an applicable safe harbor, a violation of the Anti-Kickback Law may occur even if only one purpose of an arrangement is to induce referrals.  The penalties for violating the Anti-Kickback Law can be severe.  These sanctions include criminal and civil penalties, imprisonment, and possible exclusion from the federal health care programs.  Many states have adopted laws similar to the Anti-Kickback Law, and some apply to items and services reimbursable by any payor, including private insurers.

In addition, the federal ban on physician self-referrals, commonly known as the Stark Law, prohibits, subject to certain exceptions, physician referrals of Medicare patients to an entity providing certain “designated health services” if the physician or an immediate family member of the physician has any financial relationship with the entity. A “financial relationship” is created by an investment interest or a compensation arrangement. Penalties for violating the Stark Law include the return of funds received for all prohibited referrals, fines, civil monetary penalties, and possible exclusion from the federal health care programs.  In addition to the Stark Law, many states have their own self-referral bans, which may extend to all self-referrals, regardless of the payor.

The federal False Claims Act imposes liability on any person or entity that, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment to the federal government.  Under the False Claims Act, a person acts knowingly if he has actual knowledge of the information or acts in deliberate ignorance or in reckless disregard of the truth or falsity of the information.  Specific intent to defraud is not required.  Violations of other laws, such as the Anti-Kickback Law or the FDA prohibitions against promotion of off-label uses of drugs, can lead to liability under the federal False Claims Act.  The qui tam provisions of the False Claims Act allow a private individual to bring an action on behalf of the federal government and to share in any amounts paid by the defendant to the government in connection with the action.  The number of filings of qui tam actions has increased significantly in recent years.  When an entity is determined to have violated the False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties of between $5,500 and $11,000 for each false claim.  Conduct that violates the False Claims Act may also lead to exclusion from the federal health care programs.  Given the number of claims likely to be at issue, potential damages under the False Claims Act for even a single inappropriate billing arrangement could be significant.  In addition, various states have enacted similar laws modeled after the False Claims Act that apply to items and services reimbursed under Medicaid and other state health care programs, and, in several states, such laws apply to claims submitted to all payors.

On May 20, 2009, the Federal Enforcement and Recovery Act of 2009, or FERA, became law, and it significantly amended the federal False Claims Act.  Among other things, FERA eliminated the requirement that a claim must be presented to the federal government.  As a result, False Claims Act liability extends to any false or fraudulent claim for government money, regardless of whether the claim is submitted to the government directly, or whether the government has physical custody of the money.  FERA also specifically imposed False Claims Act liability if an entity “knowingly and improperly avoids or decreases an obligation to pay or transmit money or property to the Government.”  As a result, the knowing and improper failure to return an overpayment can serve as the basis for a False Claims Act action.  In March 2010, Congress passed the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, collectively the ACA, which also made sweeping changes to the federal False Claims Act.  The ACA also established that Medicare and Medicaid overpayments must be reported and returned within 60 days of identification or when any corresponding cost report is due.

Finally, the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations created the crimes of health care fraud and false statements relating to health care matters.  The health care fraud statute prohibits knowingly and willfully executing a scheme to defraud any health care benefit program, including a private insurer.  The false statements statute prohibits knowingly and willfully falsifying, concealing, or covering up a material fact or making any materially false, fictitious, or fraudulent statement in connection with the delivery of or payment for health care benefits, items, or services.  A violation of this statute is a felony and may result in fines, imprisonment, or exclusion from the federal health care programs.

Federal or state authorities may claim that our fee arrangements, our agreements and relationships with contractors, hospitals and physicians, or other activities violate fraud and abuse laws and regulations. If our business practices are found to violate any of these laws or regulations, we may be unable to continue with our relationships or implement our business plans, which would have an adverse effect on our business and results of operations. Further, defending our business practices could be time consuming and expensive, and an adverse finding could result in substantial penalties or require us to restructure our operations, which we may not be able to do successfully.

Our business practices may be subject to state regulatory and licensure requirements.

Our business practices may be regulated by state regulatory agencies that generally have discretion to issue regulations and interpret and enforce laws and rules. These regulations can vary significantly from jurisdiction to jurisdiction, and the interpretation of existing laws and rules also may change periodically.  Some of our business and related activities may be subject to state health care-related regulations and requirements, including managed health care, utilization review (UR) or third-party administrator-related regulations and licensure requirements. These regulations differ from state to state, and may contain network, contracting, and financial and reporting requirements, as well as specific standards for delivery of services, payment of claims, and adequacy of health care professional networks.  If a determination is made that we have failed to comply with any applicable state laws or regulations, our business, financial condition and results of operations could be adversely affected.

We may be subject to healthcare anti-fraud initiatives, which may lead to penalties and adversely affect our business.

State and federal government agencies are devoting increased attention and resources to anti-fraud initiatives against healthcare providers and the entities and individuals with whom they do business, and such agencies may define fraud expansively to include our business practices, including the receipt of fees in connection with a healthcare business that is found to violate any of the complex regulations described above. While to our knowledge we have not been the subject of any anti-fraud investigations, if such a claim were made, defending our business practices could be time consuming and expensive, and an adverse finding could result in substantial penalties or require us to restructure our operations, which we may not be able to do successfully.

Our use and disclosure of patient information is subject to privacy and security regulations, which may result in increased costs.

In conducting research or providing administrative services to healthcare providers in connection with the use of our treatment programs, we may collect, use, disclose, maintain and transmit patient information in ways that will be subject to many of the numerous state, federal and international laws and regulations governing the collection, use, disclosure, storage, privacy and security of patient-identifiable health information, including the administrative simplification requirements of the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations (HIPAA) and the Health Information Technology for Economic and Clinical Health Act of 2009 (HITECH). The HIPAA Privacy Rule restricts the use and disclosure of patient information (“Protected Health Information” or “PHI”), and requires safeguarding that information. The HIPAA Security Rule and HITECH establish elaborate requirements for safeguarding PHI transmitted or stored electronically. HIPAA applies to covered entities, which may include healthcare facilities and also includes health plans that will contract for the use of our programs and our services. HIPAA and HITECH require covered entities to bind contractors that use or disclose protected health information (or “Business Associates”) to compliance with certain aspects of the HIPAA Privacy Rule and all of the HIPAA Security Rule.  In addition to contractual liability, Business Associates are also directly subject to regulation by the federal government.  Direct liability means that we are subject to audit, investigation and enforcement by federal authorities.  HITECH imposes new breach notification obligations requiring us to report breaches of “Unsecured Protected Health Information” or Protected Health Information that has not been encrypted or destroyed in accordance with federal standards.  Business Associates must report such breaches so that their covered entity customers may in turn notify all affected patients, the federal government, and in some cases, local or national media outlets.   We may be required to indemnify our covered entity customers for costs associated with breach notification and the mitigation of harm resulting from breaches that we cause.  If we are providing management services that include electronic billing on behalf of a physician practice or facility that is a covered entity, we may be required to conduct those electronic transactions in accordance with the HIPAA regulations governing the form and format of those transactions. Services provided under our Catasys program not only require us to comply with HIPAA and HITECH but also Title 42 Part 2 of the Code of Federal Regulations (“Part 2”).  Part 2 is a federal, criminal law that severely restricts our ability to use and disclose drug and alcohol treatment information obtained from federally-supported treatment facilities.  Our operations must be carefully structured to avoid liability under this law.  Our Catasys program qualifies as a federally funded treatment facility which requires us to disclose information on members only in compliance with Title 42. In addition to the federal privacy regulations, there are a number of state laws governing the privacy and security of health and personal information. The penalties for violation of these laws vary widely and the area is rapidly evolving. We believe that we have taken the steps required of us to comply with health information privacy and security laws and regulations in all jurisdictions, both state and federal. However, we may not be able to maintain compliance in all jurisdictions where we do business. Failure to maintain compliance, or changes in state or federal privacy and security laws could result in civil and/or criminal penalties and could have a material adverse effect on our business, including significant reputational damage associated with a breach.  If regulations change or it is determined that we are not in compliance with privacy regulations we may be required to modify aspects of our program which may adversely affect program results and our business or profitability. Under HITECH, we are subject to prosecution or administrative enforcement and increased civil and criminal penalties for non-compliance, including a new, four-tiered system of monetary penalties.  We are also subject to enforcement by state attorneys general who were given authority to enforce HIPAA under HITECH.

Our business arrangements with health care providers may be deemed to be franchises, which could negatively impact our business operations.

Franchise arrangements in the United States are subject to rules and regulations of the FTC and various state laws relating to the offer and sale of franchises.  A number of the states in which we operate regulate the sale of franchises and require registration of the franchise offering circular with state authorities and the delivery of a franchise offering circular to prospective franchisees.  State franchise laws often limit, among other things, the duration and scope of non-competitive provisions, the ability of a franchisor to terminate or refuse to renew a franchise and the ability of a franchisor to designate sources of supply.  Franchise laws and regulations are complex, apply broadly and are subject to interpretation by courts and government agencies.  Federal or state authorities or healthcare providers with whom we contract may claim that the agreements under which we license rights to our technology and trademarks and provide services violate these laws and regulations. Violations of these laws are punishable by monetary fines, civil and criminal penalties, and forfeiture of amounts collected in violation of such laws. If our business practices are found to constitute franchises, we could be subject to civil and criminal penalties, our contracts could be found invalid and unenforceable, in whole or in part, or we could be required to restructure our contractual arrangements.  We may be unable to continue with our relationships or restructure them on favorable terms, which would have an adverse effect on our business and results of operations.  We may also be required to furnish prospective franchisees with a franchise offering circular containing prescribed information, and restrict how we market to or deal with healthcare providers, potentially limiting and substantially increasing our cost of doing business.

Certain of our professional healthcare employees, such as nurses, must comply with individual licensing requirements.

All of our healthcare professionals who are subject to licensing requirements, such as our care coaches, are licensed in the state in which they provide services in person.   One or more states may require our healthcare professionals to obtain licensure if providing services telephonically across state lines to the state’s residents.  Healthcare professionals who fail to comply with these licensure requirements could face fines or other penalties for practicing without a license, and we could be required to pay those fines on behalf of our healthcare professionals.  In addition, new and evolving agency interpretations, federal or state legislation or regulations, or judicial decisions could lead to the implementation of out-of-state licensure requirements in additional states, and such changes would increase the cost of services and could have a material effect on our business.

Risks related to our common stock

Our common stock is thinly traded, and it is therefore susceptible to wide price swings.

Our common stock is traded on the OTC Bulletin Board under the symbol “CATS.OB.” Thinly traded stocks are more susceptible to significant and sudden price changes than stocks that are widely followed by the investment community and actively traded on an exchange. The liquidity of our common stock depends upon the presence in the marketplace of willing buyers and sellers. We cannot assure you that you will be able to find a buyer for your shares. In the future, if we successfully list the common stock on a securities exchange or obtain trading authorization, we will not be able to assure you that an organized public market for our securities will develop or that there will be any private demand for the common stock. We could also subsequently fail to satisfy the standards for continued national securities exchange trading, such as standards having to do with a minimum share price, the minimum number of public shareholders or the aggregate market value of publicly held shares. Any holder of our securities should regard them as a long-term investment and should be prepared to bear the economic risk of an investment in our securities for an indefinite period.

Our common stock is considered a “penny stock” and may be difficult to sell.

Our common stock is subject to certain rules and regulations relating to “penny stock.”  Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker−dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker−dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker−dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker−dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Since the Company’s securities are subject to the penny stock rules, investors in the Company may find it more difficult to sell their securities.

Failure to maintain effective internal controls could adversely affect our operating results and the market for our common stock.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we maintain internal control over financial reporting that meets applicable standards. As with many smaller companies with small staff, material weaknesses in our financial controls and procedures may be discovered. If we are unable, or are perceived as unable, to produce reliable financial reports due to internal control deficiencies, investors could lose confidence in our reported financial information and operating results, which could result in a negative market reaction and adversely affect our ability to raise capital.

Approximately 58% of our stock is controlled by our chairman and chief executive officer, who has the ability to substantially influence the election of directors and other matters submitted to stockholders.

327,500, 44,580,988 and 567,916 shares are beneficially held of record by Reserva Capital, LLC, Socius Capital Group, LLC (“Socius”) and Bonmore, LLC, respectively, whose sole managing member is our chairman and chief executive officer, which represents approximately 58% of our beneficial ownership. As a result, he has and is expected to continue to have the ability to significantly influence the election of our Board of Directors and the outcome of all other issues submitted to our stockholders. His interest may not always coincide with our interests or the interests of other stockholders, and they may act in a manner that advances their best interests and not necessarily those of other stockholders. One consequence to this substantial influence or control is that it may be difficult for investors to remove management of our Company. It could also deter unsolicited takeovers, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

Our stock price may be subject to substantial volatility, and the value of our stockholders' investment may decline.

The market price of our common stock has experienced downward substantial volatility. The price at which our common stock will trade may fluctuate as a result of a number of factors, including the number of shares available for sale in the market, quarterly variations in our operating results and actual or anticipated announcements of pilots and scientific studies of the effectiveness of our PROMETA Treatment Program, our OnTrak Program, announcements regarding new or discontinued OnTrak Program contracts, new products or services by us or competitors, regulatory investigations or determinations, acquisitions or strategic alliances by us or our competitors, recruitment or departures of key personnel, the gain or loss of significant customers, changes in the estimates of our operating performance, actual or threatened litigation, market conditions in our industry and the economy as a whole.

Numerous factors, including many over which we have no control, may have a significant impact on the market price of our common stock, including:

●	announcements of new products or services by us or our competitors;
●	current events affecting the political, economic and social situation in the United States and other countries where we operate;
●	trends in our industry and the markets in which we operate;
●	changes in financial estimates and recommendations by securities analysts;
●	acquisitions and financings by us or our competitors;
●	the gain or loss of a significant customer;
●	quarterly variations in operating results;
●	volatility in rates of exchanges between the US dollar and the currencies of the foreign countries in which we operate;
●	the operating and stock price performance of other companies that investors may consider to be comparable;
●	purchases or sales of blocks of our securities; and
●	issuances of stock.

Furthermore, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management.

Future sales of common stock by existing stockholders, or the perception that such sales may occur, could depress our stock price.

The market price of our common stock could decline as a result of sales by, or the perceived possibility of sales by, our existing stockholders.  We have completed a number of private placements of our common stock and other securities over the last several years, and we have effective resale registration statements pursuant to which the purchasers can freely resell their shares into the market.  In addition, most of our outstanding shares are eligible for public resale pursuant to Rule 144 under the Securities Act of 1933, as amended.  As of May 10, 2012, approximately 41.0 million shares of our common stock are held by our affiliates and may be sold pursuant to an effective registration statement or in accordance with the volume and other limitations of Rule 144 or pursuant to other exempt transactions.  Future sales of common stock by significant stockholders, including those who acquired their shares in private placements or who are affiliates, or the perception that such sales may occur, could depress the price of our common stock.

Future issuances of common stock and hedging activities may depress the trading price of our common stock.

Any future issuance of equity securities, including the issuance of shares upon direct registration, upon satisfaction of our obligations, compensation of vendors, exercise of outstanding warrants, or effectuation of a reverse stock split, of which we have already received approval from our stockholders, could dilute the interests of our existing stockholders, and could substantially decrease the trading price of our common stock.  As of May 10, 2012, we have outstanding options to purchase approximately 5,077,716 shares of our common stock and warrants to purchase approximately 46,534,779 shares of our common stock at prices ranging from $0.16 to $342.40 per share. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy, in connection with acquisitions, to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding warrants or options or for other reasons.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

In the future, we may need to raise additional funds through public or private financing, which might include sales of equity securities. The issuance of any additional shares of common stock or securities convertible into, exchangeable for, or that represent the right to receive common stock or the exercise of such securities could be substantially dilutive to holders of our common stock. Holders of shares of our common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series. The market price of our common stock could decline as a result of sales of shares of our common stock made after this offering or the perception that such sales could occur. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock and diluting their interests in us.

Provisions in our certificate of incorporation and Delaware law could discourage a change in control, or an acquisition of us by a third party, even if the acquisition would be favorable to you.

Our certificate of incorporation and the Delaware General Corporation Law contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of our Company, even when these attempts may be in the best interests of stockholders. For example, our certificate of incorporation also authorizes our Board of Directors, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect or dilute the voting power of the holders of common stock. Delaware law also imposes conditions on certain business combination transactions with “interested stockholders.”  These provisions and others that could be adopted in the future could deter unsolicited takeovers or delay or prevent changes in our control or management, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. These provisions may also limit the ability of stockholders to approve transactions that they may deem to be in their best interests.

We do not expect to pay dividends in the foreseeable future.

We have paid no cash dividends on our common stock to date, and we intend to retain our future earnings, if any, to fund the continued development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future.  Further, any payment of cash dividends will also depend on our financial condition, results of operations, capital requirements and other factors, including contractual restrictions to which we may be subject, and will be at the discretion of our Board of Directors.

A number of our outstanding warrants contain anti-dilution provisions that, if triggered, could cause substantial dilution to our then-existing stockholders and adversely affect our stock price.

A number of our outstanding warrants contain anti-dilution provisions. As a result, if we, in the future, issue or grant any rights to purchase any of our common stock or other securities convertible into our common stock, for a per share price less than the exercise price of our warrants, the exercise price, or in the case of some of our warrants the exercise price and number of shares of common stock, will be reduced. If our available funds and cash generated from operations are insufficient to satisfy our liquidity requirements in the future, then we may need to raise substantial additional funds in the future to support  our working capital requirements and for other purposes. If shares of our common stock or securities exercisable for our common stock are issued in consideration of such funds at an effective per share price lower than our existing warrants, then the anti-dilution provisions would be triggered, thus possibly causing substantial dilution to our then-existing shareholders if such warrants are exercised. Such anti-dilution provisions may also make it more difficult to obtain financing.

The exercise of our outstanding warrants may result in a dilution of our current stockholders' voting power and an increase in the number of shares eligible for future resale in the public market which may negatively impact the market price of our stock.

The exercise of some or all of our outstanding warrants could significantly dilute the ownership interests of our existing stockholders. As of May 10, 2012, we had outstanding warrants to purchase an aggregate of 46,534,779 shares of common stock at exercise prices ranging from $0.16 to $190.00 per share.   To the extent warrants are exercised, additional shares of common stock will be issued, and such issuance may dilute existing stockholders and increase the number of shares eligible for resale in the public market.

In addition to the dilutive effects described above, the exercise of those warrants would lead to a potential increase in the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our shares.

Certain investors are parties to securities purchase agreements with the Company that would permit them to receive additional shares of our common stock upon a reverse stock split, which could cause substantial dilution to our then-existing stockholders.

On April 17, 2012, the Company entered into securities purchase agreements with several investments that provide that in the event that the Company effectuates a reverse stock split of its common stock within 24 months of the closing date of the securities purchase agreement (the “Reverse Split”) and the volume weighted average price (“VWAP”) of the common stock during the 20 trading days following the effective date of the Reverse Split (the “VWAP Period”) declines from the closing price on the trading date immediately prior to the effective date of the Reverse Split, that the Company issue additional shares of common stock (the “Adjustment Shares"). In the event that the Company issues such Adjustment Shares this could cause substantial dilution to our then-existing shareholders. This provision could also make it more difficult to obtain financing.

We may use these proceeds in ways with which you may not agree.

We have considerable discretion in the application of the proceeds of this offering. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in a manner agreeable to you. You must rely on our judgment regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our profitability or increase the price of our shares. The net proceeds may also be placed in investments that do not produce income or that lose value or may be used to repay our bridge loan (subject to the option of the holder to convert rather than accept repayment).

You should understand that the following important factors, in addition to those referred to above could affect our future results and could cause those results to differ materially from those expressed in such forward-looking statements:

●	the anticipated results of clinical studies on our treatment programs, and the publication of those results in medical journals;

●	plans to have our treatment programs approved for reimbursement by third-party payers;

●	marketing plans to raise awareness of our PROMETA Treatment Program and Catasys treatment programs; and

●	anticipated trends and conditions in the industry in which we operate, including our future operating results, capital needs, and ability to obtain financing.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this prospectus that are forward-looking in nature are based on the current beliefs of our management as well as assumptions made by and information currently available to management, including statements related to the markets for our products, general trends in our operations or financial results, plans, expectations, estimates and beliefs. In addition, when used in this prospectus, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to us or our management, may identify forward-looking statements. These statements reflect our judgment as of the date of such statement with respect to future events, the outcome of which is subject to risks, which may have a significant impact on our business, operating results or financial condition. You are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. Except as required by law, we undertake no obligation to update forward-looking statements. The risks identified in the “Risk Factors” incorporated by reference in this prospectus, among others, may impact forward-looking statements contained in this prospectus.

USE OF PROCEEDS

We may receive up to a total of approximately $778,000 in proceeds. However, as we are unable to predict the timing or amount of potential warrant exercises, we have not allocated any proceeds of such exercises to any particular purpose. Accordingly, all such proceeds are allocated to working capital. It is possible that the warrants may expire and may never be exercised.

PLAN OF DISTRIBUTION

Issuance of Shares Underlying Warrants

The shares of common stock underlying the warrants are being offered directly by the Company, without an underwriter, and the holders of such warrants may purchase the shares of common stock directly from the Company, by exercising their outstanding warrants.

DESCRIPTION OF SECURITIES

Common stock

We are authorized to issue 2,000,000,000 shares of common stock, $0.0001 par value. As of May 10, 2012, there were 55,641,445 shares of our common stock issued and outstanding, held by approximately 101 record holders and approximately 5,846 beneficial owners. In addition, as of May 10, 2012, there were warrants and options outstanding to purchase approximately 51.6 million shares of our common stock.

On March 4, 2011, our stockholders approved an amendment to our Certificate of Incorporation to authorize a reverse stock split of our common stock at a ratio of one-for-forty, and our Board of Directors authorized the implementation of the reverse stock split on August 1, 2011.  Effective on September 6, 2011, every 40 shares of the Company's issued and outstanding common stock were combined into one share of common stock.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably dividends as may be declared by the board of directors out of funds legally available for that purpose.  In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. The common stock has no preemptive or conversion rights, other subscription rights, or redemption or sinking fund provisions. All issued and outstanding shares of common stock are fully paid and non-assessable.

Anti-Takeover Provisions of Delaware Law and Charter Provisions

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly-held Delaware corporation from engaging in a “business combination,” except under certain circumstances, with an “interested stockholder” for a period of three years following the date such person became an “interested stockholder” unless:

●
before such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder;

●
upon the consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who also are officers of the corporation and shares held by employee stock plans; or

●
at or following the time such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation which is not owned by the interested stockholder.

The term “interested stockholder” generally is defined as a person who, together with affiliates and associates, owns, or, within the three years prior to the determination of interested stockholder status, owned, 15% or more of a corporation’s outstanding voting stock. The term “business combination” includes mergers, asset or stock sales and other similar transactions resulting in a financial benefit to an interested stockholder. Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The ability of the board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, without further stockholder action, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the board of directors, including takeovers which stockholders may deem to be in their best interests. If takeover attempts are discouraged, temporary fluctuations in the market price of our common stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the ability of our board of directors to issue preferred stock without further stockholder action could also delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if the removal or assumption would be beneficial to our stockholders. These provisions could also discourage or inhibit a merger, tender offer or proxy contests, even if favorable to the interests of stockholders, and could depress the market price of our common stock. In addition, our bylaws may be amended by action of the board of directors.

Warrants

 Each warrant subject to registration entitles the holder to purchase one share of common stock at an exercise price of $0.30 per share. The warrants became exercisable commencing on the date of issuance for a period of five years. After the expiration of the five-year exercise period, warrant holders will have no further rights to exercise such warrants.  If a registration statement covering the shares issuable upon exercise of the warrants is no longer effective, the warrants may only be exercised on a “cashless” basis.  We will not issue fractional shares of common stock or cash in lieu of fractional shares of common stock.

Warrant holders do not have any voting or other rights as a stockholder of our Company.  The exercise price and the number of shares of common stock purchasable upon the exercise of each warrant are subject to adjustment upon the happening of certain events, such as stock dividends, distributions, and splits. In addition, the warrants have half-ratchet anti-dilution provisions, where the exercise price is adjusted downwards in the event that common stock or common stock equivalents are issued by us at a price below the exercise price of the warrants, with certain exceptions including conversion of outstanding convertible securities.

In addition, except upon at least 61 days’ prior notice from the holder to us, the holder will not have the right to exercise any portion of the warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

In the event of any fundamental transaction, as described in the warrants, which includes merger or consolidation with or into another person, sale, transfer or other disposition of all or substantially all of our assets, purchase offer, tender offer or exchange offer has been accepted by the holders of 50% or more of our outstanding common stock, classification, reorganization or recapitalization of our common stock or any compulsory share exchange pursuant to which our common stock is effectively converted or exchanged for other assets, or if we consummate a business combination where other person acquires more than 50% of our outstanding shares of common stock, then, upon the exercise of the warrant, the holders of the warrants will have the right to receive such shares of common stock of the successor, acquiring corporation or surviving company as would have been issuable upon such exercise immediately prior to the fundamental transaction and any additional consideration, at the option of the holder, and we will cause any successor entity to assume in writing all our obligations under the warrant. In addition, in the event of a fundamental transaction, that is an all cash transaction, a Rule 13e-3 transaction or a fundamental transaction involving a person not traded on a national securities exchange, at the holder’s option,  we (or our successor) would be required within 30 days after consummation of the fundamental transaction, at the holder’s option, to purchase the warrant from the holder by paying to the holder cash in an amount equal to the Black Scholes value of the remaining unexercised portion of the warrant on the date of the consummation of such fundamental transaction.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the Company or any of our subsidiaries. Nor was any such person connected with the Company or any of our subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

 LEGAL MATTERS

The validity of the securities offered by this prospectus upon exercise of the warrants will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York.

EXPERTS

The consolidated financial statements of Catasys, Inc. appearing in Catasys, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 30, 2012 have been audited by Rose, Snyder & Jacobs LLP, who is an independent registered public accounting firm, as set forth in its report thereon, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. These filings contain important information that does not appear in this prospectus. For further information about us, you may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0102. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available on the SEC Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:

●	Our Annual Report on Form 10-K for the year ended December 31, 2011 filed on March 30, 2012;

●	Our Current Reports on Form 8-K filed on February 28, 2012, April 13, 2012, and April 20, 2012;

●	The description of the Company’s common stock and warrants contained in the Form S-1 filed by the Company under the Exchange Act for the purpose of updating such description; and

●	All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering of securities.

You may request, orally or in writing, a copy of these filings, which will be provided to you at no cost, by writing or calling us at: 11150 Santa Monica Blvd., Suite 1500, Los Angeles, CA 90025, telephone (310) 444-4300. Information about us is also available at our website at http://www.catasyshealth.com. However, the information in our website is not a part of this prospectus and is not incorporated by reference into this prospectus.

To the extent that any statements contained in a document incorporated by reference are modified or superseded by any statements contained in this prospectus, such statements shall not be deemed incorporated in this prospectus except as so modified or superseded.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Certificate of Incorporation of the Company provides that no director will be personally liable to the Company or its stockholders for monetary damages for breach of a fiduciary duty as a director, except to the extent such exemption or limitation of liability is not permitted under the Delaware General Corporation Law. The effect of this provision in the Certificate of Incorporation is to eliminate the rights of the Company and its stockholders, either directly or through stockholders’ derivative suits brought on behalf of the Company, to recover monetary damages from a director for breach of the fiduciary duty of care as a director except in those instances described under the Delaware General Corporation Law. In addition, we have adopted provisions in our Bylaws and entered into indemnification agreements that require the Company to indemnify its directors, officers, and certain other representatives of the Company against expenses and certain other liabilities arising out of their conduct on behalf of the Company to the maximum extent and under all circumstances permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the various costs and expenses payable by us in connection with the sale of the securities being registered. All such costs and expenses shall be borne by us. Except for the Commission registration fee, all the amounts shown are estimates.

	Amount to be Paid
Commission registration fee	$1,306	*
Legal fees and expenses	63,912
Accounting fees and expenses	20,500
Printing and miscellaneous expenses	3,500
Total	$89,218

* Previously paid

Item 15.	Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

The Certificate of Incorporation, as amended of our Company provides that no director will be personally liable to our Company or its stockholders for monetary damages for breach of a fiduciary duty as a director, except to the extent such exemption or limitation of liability is not permitted under the Delaware General Corporation Law. The effect of this provision in the Certificate of Incorporation is to eliminate the rights of the company and its stockholders, either directly or through stockholders’ derivative suits brought on behalf of our Company, to recover monetary damages from a director for breach of the fiduciary duty of care as a director except in those instances described under the Delaware General Corporation Law. In addition, we have adopted provisions in our Bylaws and entered into indemnification agreements that require our Company to indemnify its directors, officers, and certain other representatives of our Company against expenses and certain other liabilities arising out of their conduct on behalf of our Company to the maximum extent and under all circumstances permitted by law.

Indemnification may not apply in certain circumstances to actions arising under the federal securities laws. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, our Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable .

Item 16.	Exhibits

Exhibit No.	Description
3.1
Certificate of Incorporation of Catasys, Inc., filed with the Secretary of State of the State of Delaware on September 29, 2003, incorporated by reference to exhibit 3.1 of Catasys Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on September 30, 2003.

3.2
Certificate of Amendment to Certificate of Incorporation of Catasys, Inc., incorporated by reference to exhibit 3.2 of Catasys, Inc.’s annual report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2010.

3.3
Certificate of Amendment, as corrected by the Certificate of Correction, to Certificate of Incorporation of Catasys, Inc., incorporated by reference to exhibit 3.3 of Catasys, Inc’s Registration Statement on Form S-1/A filed with Securities and Exchange Commission on September 9, 2011.

3.4	By-Laws of Catasys, Inc., a Delaware corporation, incorporated by reference to exhibit 3.2 of Catasys, Inc.’s Form 8-K filed with the Securities and Exchange Commission on September 30, 2003.
4.1	Form of Warrant, incorporated by reference to exhibit 4.1 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on December 27, 2011.
5.1
Form of Opinion of counsel as to legality of securities being registered, incorporated by reference to Exhibit 5.1 of Catasys, Inc.'s Form S-1/A filed with the Securities and Exchange Commission on September 23, 2011.

23.1	Consent of Independent Registered Public Accounting Firm – Rose, Snyder & Jacobs LLP
23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in exhibit 5.1).
24.1	Power of Attorney (included on signature page).

Item 17.      Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

     (i) If the registrant is relying on Rule 430B:

          (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

          (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

      (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(8) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a–3 or Rule 14c–3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(9) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(10) The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 11th day of May, 2012.

CATASYS, INC.

By:	/s/ TERREN S. PEIZER
Terren S. Peizer
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ TERREN S. PEIZER	Chairman of the Board of Directors	May 11, 2012
Terren S. Peizer	and Chief Executive Officer (Principal Executive Officer)

/s/ SUSAN E. ETZEL	Chief Financial Officer	May 11, 2012
Susan E. Etzel	(Principal Financial Officer and Principal Accounting Officer)

*	President, Chief Operating Officer	May 11, 2012
Richard A. Anderson	and Director

*	Lead Director	May 11, 2012
Jay A. Wolf

*	Director	May 11, 2012
Kelly McCrann

*	Director	May 11, 2012
Andrea Grubb Barthwell, M.D.

* By:	/s/ TERREN S. PEIZER
Terren S. Peizer Chief Executive Officer Attorney-in-Fact